Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

NOMIS BAY LTD

Purchase of American Depositary Shares	93,000	1.6094	09/03/2026
Purchase of American Depositary Shares	30,000	1.6188	09/03/2026
Purchase of American Depositary Shares	4,950	1.5998	09/04/2026

BPY LIMITED

Purchase of American Depositary Shares	57,000	1.6094	09/03/2026
Purchase of American Depositary Shares	20,000	1.6188	09/03/2026
Purchase of American Depositary Shares	3,300	1.5998	09/04/2026

MURCHINSON LTD.
(Through the Managed Positions)

Purchase of American Depositary Shares	93,000	1.6094	09/03/2026
Purchase of American Depositary Shares	30,000	1.6188	09/03/2026
Purchase of American Depositary Shares	57,000	1.6094	09/03/2026
Purchase of American Depositary Shares	20,000	1.6188	09/03/2026
Purchase of American Depositary Shares	4,950	1.5998	09/04/2026
Purchase of American Depositary Shares	3,300	1.5998	09/04/2026